Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED SEPTEMBER 30, 2023; PROVIDES STRATEGIC UPDATE

Third Quarter Highlights

•Interest income of $17.9 million; net interest income of $3.0 million
•Net loss attributable to common stockholders of $(6.1) million
•Operating loss of $(2.3) million
•Earnings per share ("EPS") per basic common share was a loss of $(0.25)
•Operating loss per basic common share of $(0.09)
•Taxable loss of $(0.06) per share attributable to common stockholders after payment of dividends on our preferred stock
•Book value per common share of $11.07 at September 30, 2023
•Formed two joint ventures that acquired $325.3 million in unpaid principal balance ("UPB") of mortgage loans from pre-existing joint ventures with collateral values of $718.7 million and retained $57.9 million of the varying classes of the related debt securities and beneficial interests issued by the joint venture to end the quarter with $309.2 million of investments in debt securities and beneficial interests
•Collected total cash of $39.5 million from loan payments, sales of real estate owned ("REO") properties and collections from investments in debt securities and beneficial interests
•Held $63.9 million of cash and cash equivalents at September 30, 2023; average daily cash balance for the quarter was $53.2 million
•As of September 30, 2023, approximately 81.2% of our portfolio (based on UPB at the time of acquisition) made at least 12 out of the last 12 payments

New York, NY—November 2, 2023 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust ("REIT"), announces its results of operations for the quarter ended September 30, 2023. We focus primarily on acquiring, investing in and managing a portfolio of re-performing mortgage loans ("RPLs") and non-performing loans ("NPLs") secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire small-balance commercial loans ("SBC loans") secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Loan interest income(1)	$12,696	$12,929	$13,281	$13,520	$14,864
Earnings from debt securities and beneficial interests(2)	$4,218	$4,480	$4,569	$4,562	$4,613
Other interest income	$965	$931	$606	$367	$544
Interest expense	$(14,838)	$(15,039)	$(14,925)	$(14,482)	$(11,369)
Net interest income	$3,041	$3,301	$3,531	$3,967	$8,652
Net (increase)/decrease in the net present value of expected credit losses	$(330)	$2,866	$621	$1,152	$1,935
Other income/(loss), loss from equity method investments and loss on joint venture refinancing on beneficial interests	$(1,658)	$(8,581)	$(3,612)	$(3,744)	$(65)
Total revenue/(loss), net(1,3)	$1,053	$(2,414)	$540	$1,375	$10,522
Consolidated net loss(1)	$(5,517)	$(11,462)	$(7,364)	$(6,283)	$(9,503)
Net loss per basic share	$(0.25)	$(0.51)	$(0.34)	$(0.30)	$(0.71)
Average equity(1,4)	$316,814	$324,089	$337,206	$343,112	$399,610
Average total assets(1)	$1,384,285	$1,424,524	$1,463,529	$1,509,738	$1,559,584
Average daily cash balance	$53,211	$43,609	$50,916	$47,196	$62,334
Average carrying value of RPLs(1)	$892,367	$886,072	$882,018	$883,254	$897,947
Average carrying value of NPLs(1)	$50,439	$68,459	$86,494	$99,160	$100,827
Average carrying value of SBC loans	$8,349	$10,876	$12,159	$14,275	$15,546
Average carrying value of debt securities and beneficial interests	$346,601	$382,502	$401,240	$427,471	$435,849
Average asset backed debt balance(1)	$834,507	$870,595	$897,279	$933,695	$987,394
____________________________________________________________
(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D, which is 50% owned by third-party institutional investors.
(2)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(3)Total revenue includes net interest income, loss from equity method investments, loss on joint venture refinancing on beneficial interests and other income/loss.
(4)Average equity includes the effect of an aggregate of $34.6 million of preferred stock for the three months ended September 30, 2023, June 30, 2023, March 31, 2023, December 31, 2022 and September 30, 2022.

For the quarter ended September 30, 2023, we had a GAAP consolidated net loss attributable to common stockholders of $(6.1) million or $(0.25) per common share after preferred dividends. Operating loss, a non-GAAP financial measure that adjusts GAAP earnings by removing gains and losses as well as certain other non-core income and expenses and preferred dividends, was $(2.3) million or $(0.09) per common share. We consider Operating loss/income to provide a useful measure for comparing the results of our ongoing operations over multiple quarters. For a reconciliation of Operating loss to consolidated net loss available to common stockholders, please refer to Appendix B.

Our net interest income for the quarter ended September 30, 2023, excluding any adjustment for expected credit losses was $3.0 million, a decrease of $0.3 million over the prior quarter. Gross interest income decreased $0.5 million as a result of slightly lower average balances on our mortgage, debt security and beneficial interest portfolios. Our interest expense for the quarter ended September 30, 2023 decreased $0.2 million compared to the prior quarter primarily as a result of a decrease in our average balance of interest bearing debt. Interest earning assets declined $54.3 million during the quarter ended September 30, 2023.

We generally acquire loans at a discount and record an allowance for expected credit losses at acquisition. We update the allowance quarterly based on actual cash flow results and changing cash flow expectations in accordance with the current expected credit losses accounting standard, otherwise known as CECL. During the quarter ended September 30, 2023, we recorded $0.3 million of expense due to a net increase in expected credit losses resulting from decreases in the present value of expected cash flows.

On July 11, 2023, we sold an unrated Class A senior bond in one of our joint ventures and recognized a loss of $0.4 million. The $0.4 million loss was already reflected in our book value calculation through AOCI at September 30, 2023. Accordingly, the loss was a reclassification from unrealized loss in accumulated other comprehensive income ("AOCI") to realized loss in the Statement of Operations.

On July 24, 2023, we formed Ajax Mortgage Loan Trust 2023-B ("2023-B") and Ajax Mortgage Loan Trust 2023-C ("2023-C"), with an institutional accredited investor, by refinancing eight joint ventures and recorded an $8.8 million non-cash impairment on our Investments in beneficial interests during the second quarter of 2023 based on estimated liquidated proceeds from the sale of the underlying collateral. We recorded an incremental loss of $1.3 million during the third quarter to reflect final pricing agreed to by the majority beneficial interest holders in July 2023. We retained $21.8 million or 20.0% of varying classes of debt securities and beneficial interests in 2023-B and $36.1 million or 20.0% of varying classes of the agency rated and unrated debt securities and beneficial interests in 2023-C. 2023-B acquired 571 RPLs and NPLs with UPB of $121.7 million and an aggregate property value of $255.0 million. The senior securities represent 75.0% of the UPB of the underlying mortgage loans and carry a 4.25% coupon. 2023-C acquired 1,171 RPLs and NPLs with UPB of $203.6 million and an aggregate property value of $463.7 million. The AAA through A rated securities issued by 2023-C represent 72.4% of the UPB of the underlying mortgage loans and carry a weighted average coupon of 3.45%. Based on the structure of the transactions, we do not consolidate 2023-B and 2023-C under U.S. GAAP.

Gaea Real Estate Corp ("Gaea") internalized its manager on September 1, 2023 and paid a contract termination fee. We recorded a loss from our investments in affiliates of $0.6 million for the quarter ended September 30, 2023 compared to a loss of $0.3 million for the quarter ended June 30, 2023 due to a pass through of higher losses on our equity method investment, as a result of a one-time management fee termination expense recorded by Gaea. Gaea generally records a GAAP loss due to the depreciation expense of the real estate assets in its portfolio and the contract termination fee increased the GAAP loss.

Our GAAP expenses decreased on a quarter over quarter basis by $2.2 million primarily due to a $0.5 million decrease in other expense due to less impairment on our REO, discussed further below. Additionally our amortization of put option liability decreased by $1.3 million as we reached the initial put option liability and are now accruing a non-compounding fixed rate on the outstanding balance.

We recorded $0.2 million in impairment on our REO held-for-sale portfolio in other expense for the quarter ended September 30, 2023. We sold seven properties in the third quarter and recorded a net gain of $0.1 million in other income. Four properties were added to REO held-for-sale through foreclosures.

For the quarter ended March 31, 2023, we transferred certain securities from AFS to HTM in compliance with the European Union risk retention requirement, which was a non-cash transaction and recorded at fair value. On the date of transfer, AOCI included unrealized losses of $10.9 million for these securities. This amount will be amortized out of AOCI over the remaining life of the respective securities, and has no net impact to interest income. For the quarter ended September 30, 2023, this amortization resulted in a recapture of book value of $0.9 million through the recovery of AOCI compared to $1.1 million for the quarter ended June 30, 2023.

We ended the quarter with a GAAP book value of $11.07 per common share, compared to a book value per common share of $11.86 for the quarter ended June 30, 2023. The decrease in book value is driven primarily by the increase in the number of our outstanding common share count due to shares issued during the quarter, our GAAP loss for the quarter and dividends paid, partially offset by the recovery of a portion of the mark to market loss in debt securities recorded on the balance sheet through AOCI, and the $0.9 million amortization of the unrealized loss on debt securities transferred to HTM.

Our taxable loss for the quarter ended September 30, 2023 was $(0.06) per share of net income available to common stockholders, compared to $(0.02) per share of taxable net income available to common stockholders for the quarter ended June 30, 2023. Additionally, we recorded income tax benefit of $0.1 million comprised primarily of state and local income taxes.

We collected $39.5 million of cash during the third quarter as a result of loan payments, loan payoffs, sales of REO, and cash collections on our securities portfolio to end the quarter with $63.9 million in cash and cash equivalents.

We purchased one RPL with UPB of $0.2 million at 25.8% of property value and 80.5% of UPB and one NPL with UPB of $0.2 million at 60.7% of property value and 93.7% of UPB. These loans were acquired and included on our consolidated balance sheet for a weighted average of 56 days of the quarter.

The following table provides an overview of our portfolio at September 30, 2023 ($ in thousands):

No. of loans	5,102	Weighted average coupon	4.48%
Total UPB(1)	$972,765	Weighted average LTV(5)	54.7%
Interest-bearing balance	$890,104	Weighted average remaining term (months)	290
Deferred balance(2)	$82,661	No. of first liens	5,056
Market value of collateral(3)	$2,123,778	No. of second liens	46
Current purchase price/total UPB	81.6%	No. of REO held-for-sale	25
Current purchase price/market value of collateral	41.8%	Market value of REO held-for-sale(6)	$4,515
RPLs	89.2%	Carrying value of debt securities and beneficial interests in trusts	$320,130
NPLs	10.0%	Loans with 12 for 12 payments as an approximate percentage of acquisition UPB(7)	81.2%
SBC loans(4)	0.8%	Loans with 24 for 24 payments as an approximate percentage of acquisition UPB(8)	77.2%
____________________________________________________________
(1)Our loan portfolio consists of fixed rate (60.2% of UPB), ARM (6.4% of UPB) and Hybrid ARM (33.4% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of the reporting date.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of September 30, 2023 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Recent Events

As we previously announced on October 20, 2023, we and Ellington Financial Inc. (“Ellington Financial”) mutually terminated our merger agreement with Ellington Financial. The termination was approved by both companies’ boards of directors after careful consideration of the proposed merger and the progress made towards completing the transaction. In connection with the termination, Ellington Financial paid us $16.0 million, $5.0 million of which was paid in cash, and $11.0 million of which was paid in cash as consideration for approximately 1,666,666 shares of our common stock. The common stock was purchased at $6.60 per share. The purchase price was determined based on the merger exchange ratio. Ellington Financial holds approximately 6.1% of our stock. An affiliate of Ellington Financial’s external manager owned 273,983 shares of our common stock as of June 30, 2023. Ellington Financial remains one of our securitization joint venture partners.

As we discussed when we announced the now terminated transaction, our board regularly evaluates and considers our strategic direction, our objectives and our succession plans, as well as our ongoing business, all with a view to maximizing long-term value for our stockholders. This evaluation and consideration led to our entry into the merger agreement with Ellington Financial. Following termination of the agreement, the board engaged Piper Sandler & Co. as our financial adviser to assist us with a thorough evaluation of strategic alternatives, including, but not limited to, other strategic transactions, potential capital injections involving us and/or our affiliates, other monetization opportunities involving us and/or our affiliates, specific asset sales, or other opportunities. No assurance can be given that this process will culminate in a successful transaction, nor can we provide any guidance regarding the timing of this process or any possible transaction(s) that might result given that the board must undertake a thorough review of available alternatives. We do not intend to comment further on the review of strategic alternatives until we determine disclosure is necessary or advisable.

This year, to date, we have distributed $0.65 per share in dividends. Today our board declared a cash dividend of $0.11 per share to be paid on November 30, 2023 to stockholders of record as of November 15, 2023. We reduced the dividend per share amount in order to focus on book value and maximizing stockholder value overall.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, November 2, 2023 to review our financial results for the quarter and discuss other updates. A live Webcast of the conference call will be accessible from the Quarterly Reports section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a REIT, that focuses primarily on acquiring, investing in and managing RPLs and NPLs secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire SBC loans secured by multi-family retail/residential and mixed use properties. We are externally managed by Thetis Asset Management LLC, an affiliated entity. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a REIT under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond our control, including, without limitation and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2023, when filed with the SEC and our Quarterly Report on Form 10-Q for the period ended September 30, 2023. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except per share amounts)

	Three months ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INCOME
Interest income	$17,879	$18,340	$18,456	$18,449
Interest expense	(14,838)	(15,039)	(14,925)	(14,482)
Net interest income	3,041	3,301	3,531	3,967
Net (increase)/decrease in the net present value of expected credit losses	(330)	2,866	621	1,152
Net interest income after the impact of changes in the net present value of expected credit losses	2,711	6,167	4,152	5,119

Loss from equity method investments	(628)	(265)	(98)	(349)
Loss on joint venture refinancing on beneficial interests	(1,215)	(8,814)	(995)	—
Other income/(loss)	185	498	(2,519)	(3,395)
Total revenue/(loss), net	1,053	(2,414)	540	1,375

EXPENSE
Related party expense - loan servicing fees	1,809	1,827	1,860	1,911
Related party expense - management fee	1,940	2,001	1,828	1,722
Professional fees	611	989	934	621
Fair value adjustment on put option liability	540	1,839	1,622	1,431
Other expense	1,754	2,211	1,614	1,741
Total expense	6,654	8,867	7,858	7,426
Loss/(gain) on debt extinguishment	16	—	(47)	—
Loss before provision for income taxes	(5,617)	(11,281)	(7,271)	(6,051)
Provision for income taxes (benefit)	(100)	181	93	232
Consolidated net loss	(5,517)	(11,462)	(7,364)	(6,283)
Less: consolidated net income attributable to non-controlling interests	25	24	30	5
Consolidated net loss attributable to the Company	(5,542)	(11,486)	(7,394)	(6,288)
Less: dividends on preferred stock	547	548	547	547
Consolidated net loss attributable to common stockholders	$(6,089)	$(12,034)	$(7,941)	$(6,835)
Basic loss per common share	$(0.25)	$(0.51)	$(0.34)	$(0.30)
Diluted loss per common share	$(0.25)	$(0.51)	$(0.34)	$(0.30)

Weighted average shares – basic	24,001,702	23,250,725	22,920,943	22,778,652
Weighted average shares – diluted	24,244,147	23,565,351	22,920,943	22,778,652

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	September 30, 2023	December 31, 2022
ASSETS	(Unaudited)
Cash and cash equivalents	$63,910	$47,845
Mortgage loans held-for-investment, net(1,2)	939,080	989,084
Real estate owned properties, net(3)	4,040	6,333
Investments in securities available-for-sale(4)	131,037	257,062
Investments in securities held-to-maturity(5)	61,189	—
Investments in beneficial interests(6)	116,954	134,552
Receivable from servicer	9,673	7,450
Investments in affiliates	29,132	30,185
Prepaid expenses and other assets	19,519	11,915
Total assets	$1,374,534	$1,484,426

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,7)	$424,651	$467,205
Borrowings under repurchase transactions	392,024	445,855
Convertible senior notes, net(7)	103,516	104,256
Notes payable, net(7)	106,629	106,046
Management fee payable	1,938	1,720
Put option liability	16,155	12,153
Accrued expenses and other liabilities	7,270	9,726
Total liabilities	1,052,183	1,146,961

Equity:
Preferred stock $0.01 par value, 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 424,949 shares issued and outstanding at both September 30, 2023 and December 31, 2022	9,411	9,411
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 1,135,590 shares issued and outstanding at both September 30, 2023 and December 31, 2022	25,143	25,143
Common stock $0.01 par value; 125,000,000 shares authorized, 25,808,681 shares issued and outstanding at September 30, 2023 and 23,130,956 shares issued and outstanding at December 31, 2022	268	241
Additional paid-in capital	340,861	322,439
Treasury stock	(9,557)	(9,532)
Retained (deficit)/earnings	(28,158)	13,275
Accumulated other comprehensive loss	(17,733)	(25,649)
Equity attributable to stockholders	320,235	335,328
Non-controlling interests(8)	2,116	2,137
Total equity	322,351	337,465
Total liabilities and equity	$1,374,534	$1,484,426
____________________________________________________________

(1)Mortgage loans held-for-investment, net include $638.4 million and $675.8 million of loans at September 30, 2023 and December 31, 2022, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans held-for-investment, net include $7.4 million and $6.1 million of allowance for expected credit losses at September 30, 2023 and December 31, 2022, respectively.
(2)As of both September 30, 2023 and December 31, 2022, balances for Mortgage loans held-for-investment, net include $0.6 million from a 50.0% owned joint venture, which we consolidate under U.S. GAAP.
(3)Real estate owned properties, net, are presented net of valuation allowances of $1.4 million and $0.7 million at September 30, 2023 and December 31, 2022, respectively.
(4)Investments in securities AFS are presented at fair value. As of September 30, 2023, Investments in securities AFS include an amortized cost basis of $142.0 million and a net unrealized loss of $11.0 million. As of December 31, 2022, Investments in securities AFS include an amortized cost basis of $282.7 million and net unrealized loss of $25.6 million.
(5)On January 1, 2023, we transferred certain of our Investments in securities AFS to HTM due to European risk retention regulations. As of September 30, 2023, Investments in securities HTM includes an allowance for expected credit losses of zero and remaining discount of $6.8 million related to the unamortized unrealized loss in AOCI.
(6)Investments in beneficial interests includes allowance for expected credit losses of zero at both September 30, 2023 and December 31, 2022.
(7)Secured borrowings, net are presented net of deferred issuance costs of $3.5 million at September 30, 2023 and $4.7 million at December 31, 2022. Convertible senior notes, net are presented net of deferred issuance costs of zero and $0.3 million at September 30, 2023 and December 31, 2022, respectively. Notes payable, net are presented net of deferred issuance costs and discount of $3.4 million at September 30, 2023 and $4.0 million at December 31, 2022.
(8)As of September 30, 2023, non-controlling interests includes $1.0 million from a 50.0% owned joint venture, $1.0 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which the Company consolidates. As of December 31, 2022, non-controlling interests includes $1.0 million from a 50.0% owned joint venture, $1.1 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which we consolidate under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	September 30, 2023			June 30, 2023			March 31, 2023			December 31, 2022
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(Unaudited)			(Unaudited)			(Unaudited)			(Unaudited)
Basic EPS
Consolidated net loss attributable to common stockholders	$(6,089)	24,001,702		$(12,034)	23,250,725		$(7,941)	22,920,943		$(6,835)	22,778,652
Allocation of loss to participating restricted shares	62	—		161	—		111	—		97	—
Consolidated net loss attributable to unrestricted common stockholders	$(6,027)	24,001,702	$(0.25)	$(11,873)	23,250,725	$(0.51)	$(7,830)	22,920,943	$(0.34)	$(6,738)	22,778,652	$(0.30)
Effect of dilutive securities(1)
Restricted stock grants and director fee shares(2)	(62)	242,445		(161)	314,626		—	—		—	—
Amortization of put option(3)	—	—		—	—		—	—		—	—
Diluted EPS
Consolidated net loss attributable to common stockholders and dilutive securities	$(6,089)	24,244,147	$(0.25)	$(12,034)	23,565,351	$(0.51)	$(7,830)	22,920,943	$(0.34)	$(6,738)	22,778,652	$(0.30)
____________________________________________________________
(1)Our outstanding warrants and the effect of the interest expense and assumed conversion of shares from convertible notes would have an anti-dilutive effect on diluted earnings per share for all periods shown and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended March 31, 2023 and December 31, 2022 would have been anti-dilutive and has been removed from the calculation.
(3)The effect of the amortization of put option on our diluted EPS calculation for all periods shown would have been anti-dilutive and has been removed from the calculation.

Appendix B - Reconciliation of Operating loss to Consolidated net loss available to common stockholders
(Dollars in thousands except per share amounts)

	Three months ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INCOME
Interest income	$17,879	$18,340	$18,456	$18,449
Interest expense	(14,838)	(15,039)	(14,925)	(14,482)
Net interest income	3,041	3,301	3,531	3,967

Other income	558	498	455	479
Total revenue, net	3,599	3,799	3,986	4,446

EXPENSE
Related party expense - loan servicing fees	1,809	1,827	1,860	1,911
Related party expense - management fees	1,940	2,001	1,828	1,722
Professional fees	611	989	934	621
Other expense	1,505	1,526	1,503	1,443
Total expense	5,865	6,343	6,125	5,697
Consolidated operating loss	$(2,266)	$(2,544)	$(2,139)	$(1,251)
Basic operating loss per common share	$(0.09)	$(0.11)	$(0.09)	$(0.05)
Diluted operating loss per common share	$(0.09)	$(0.11)	$(0.09)	$(0.05)

Reconciliation to GAAP net loss

Consolidated operating loss	$(2,266)	$(2,544)	$(2,139)	$(1,251)

Mark to market loss on joint venture refinancing	(1,215)	(8,814)	(995)	—
Realized loss on sale of securities	(373)	—	(2,974)	(3,836)
Net (increase)/decrease in the net present value of expected credit losses	(330)	2,866	621	1,152
Fair value adjustment on put option liability	(540)	(1,839)	(1,622)	(1,431)
Other adjustments	(893)	(950)	(162)	(685)
Loss before provision for income taxes	(5,617)	(11,281)	(7,271)	(6,051)
Provision for income taxes (benefit)	(100)	181	93	232
Consolidated net income attributable to non-controlling interest	(25)	(24)	(30)	(5)
Consolidated net loss attributable to the Company	(5,542)	(11,486)	(7,394)	(6,288)
Dividends on preferred stock	(547)	(548)	(547)	(547)
Consolidated net loss attributable to common stockholders	$(6,089)	$(12,034)	$(7,941)	$(6,835)
Basic loss per common share	$(0.25)	$(0.51)	$(0.34)	$(0.30)
Diluted loss per common share	$(0.25)	$(0.51)	$(0.34)	$(0.30)